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                                                                 March 26, 1997



Argyle Television, Inc.
200 Concord Plaza, Suite 700
San Antonio, Texas 78216

             Re:  Waiver of Rollover Election

Ladies and Gentlemen:

        Reference is made to that certain Agreement and Plan of Merger dated as of March 26, 1997, by and among The Hearst Corporation, HAT Merger Sub, Inc., HAT Contribution Sub, Inc. and Argyle Television, Inc. (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

        As a result of the Merger, each of the undersigned may have the right to choose to receive, subject to the terms of the Merger Agreement, an Option Rollover, Option Cash, Option Stock or the Option Mixed Consideration in exchange for cancellation of Company Options held by each of them.

        In consideration of the covenants and agreements contained in this letter agreement and the Merger Agreement and in order to induce Parent, Merger Sub and Cash Sub to enter into the Merger Agreement, each of the undersigned hereby (i) waives any such right to receive an Option Rollover in the Merger, and (ii) represents, warrants and covenants to the Company that he or she shall not make a Rollover Election with respect to any Company Options held by him or her, and agrees to make only an Option Cash Election, Option Stock Election or Option Mixed Election in respect thereof.



                                      Very truly yours,
ACCEPTED AND AGREED
                                      /s/ BOB MARBUT
ARGYLE TELEVISION, INC.               -----------------------------------
                                      Bob Marbut

/s/ DEAN H. BLYTHE                    /s/ BLAKE BYRNE
-----------------------------         -----------------------------------
Name:  Dean H. Blythe                 Blake Byrne
Title: Vice President
                                      /s/ IBRA MORALES
                                      ------------------------------------
                                      Ibra Morales

                                      /s/ HARRY HAWKS
                                      -----------------------------------
                                      Harry Hawks